EXHIBIT 10.3

                    OMITTED STOCK SUBSCRIPTION AGREEMENTS

     The following Stock Subscription Agreements were omitted on the basis that, except for as noted below, they are, in all material respects similar to the Stock Subscription Agreement between Computerized Thermal Imaging, Inc. and Maurice J. and Marianne J. Bales as Trustees of the Maurice J. and Marianne J. Bales Trust dated April 18, 2000 reflected as Exhibit 10.2 above.


1) The Stock Subscription Agreement between Computerized Thermal Imaging, Inc. (the "Company") and Southeastern Neuroscience Institute Profit Sharing Plan for the Benefit of Jacob Green, M.D. ("Southeastern") dated April 18, 2000 which provides for the issuance of 56,774 shares of common stock of the Company at a bid price of $7.75 per share (total value of $440,000) to Southeastern upon Southeastern tender of 16 shares of outstanding common stock of Bales Scientific, Inc.

2) The Stock Subscription Agreement between Computerized Thermal Imaging, Inc. (the "Company") and Jacob Green, M.D. ("Green") dated April 18, 2000 which provides for the issuance of 14,194 shares of common stock of the Company at a bid price of $7.75 per share (total value of $110,000) to Green upon Green's tender of 4 shares of outstanding common stock of Bales Scientific, Inc.

3) The Stock Subscription Agreement between Computerized Thermal Imaging, Inc. (the "Company") and Constance Haber Stevenson ("Stevenson") dated April 18, 2000 which provides for the issuance of 32,258 shares of common stock of the Company at a bid price of $7.75 per share (total value of $250,000) to Stevenson upon Stevenson's execution of various documents, the release of certain rights, and assignments made in connection with the Company acquisition of Bales Scientific, Inc.